News Release
NYSE: MYE

Contact(s):
Donald A. Merril, Vice President &
Chief Financial Officer, (330) 253-5592

Max Barton, Director, Corporate Communications
& Investor Relations, (330) 761-6106

Myers Industries Reports Third Quarter 2007 Results

FOR IMMEDIATE RELEASE: November 8, 2007, Akron, Ohio--Myers Industries, Inc. (NYSE: MYE) today announced results for the third quarter and nine months ended September 30, 2007:

Third Quarter Ended September 30, 2007
Net sales from continuing operations for the third quarter ended September 30, 2007 increased 15 percent to $213.9 million, as compared to net sales from continuing operations of $185.8 million reported for the third quarter ended September 30, 2006. Net sales in the third quarter of 2007 include net sales of approximately $29.5 million from the acquisition of ITML Horticultural Products (ITML), which was completed in January 2007, and net sales of approximately $8.0 million from the purchase of material handling product lines and assets from Schoeller Arca Systems, Inc. North America (SASNA), which was completed in March 2007. Net sales from continuing operations, excluding the acquisitions described above, decreased by approximately $9.4 million in the third quarter of 2007 as compared to the third quarter of 2006. Net sales in the third quarter 2007 benefited from the ongoing, strategic integration of the acquisitions, which helped to offset the softness in industrial, manufacturing, automotive, heavy truck and tire service markets.

Income before taxes from continuing operations for the third quarter of 2007 was $2.5 million compared to $6.9 million in the third quarter of 2006. The $4.4 million decrease in income before taxes from continuing operations in the third quarter of 2007 was primarily the result of: 1) restructuring expenses and the impact of purchase accounting adjustments aggregating approximately $2.3 million; 2) foreign currency transaction losses of approximately $1.3 million related to the increased strength of Canadian currency compared with U.S. currency; and 3) expenses of approximately $1.1 million related to the Company's merger transaction, as described later in this release. These special items, combined with decreased volume in the quarter due to soft market conditions, offset the Company's rigorous application of strategic selling and pricing initiatives to recover raw material inflation, as well as gains from cost control, productivity and further streamlining initiatives directed at long-term growth.

Income from continuing operations for the third quarter of 2007 was $1.5 million, or $0.04 per basic and diluted common share, as compared to $4.2 million, or $0.12 per basic and diluted common share, in the third quarter of 2006.

"Third quarter sales and earnings were well within our expectations given the Company's transformation this year, despite the challenging conditions in some of the markets we serve," said President and Chief Executive Officer John C. Orr. "The most critical factor in our performance is that we continue to execute our strategic business plan to drive sustainable, profitable growth. So far this year we have made two key acquisitions, divested a non-strategic business segment, and are working through several major plant consolidation and integration activities. All of these actions, combined with the Company's strong business fundamentals, put us on track to optimize our growth."

Nine Months Ended September 30, 2007
Net sales from continuing operations for the nine months ended September 30, 2007 increased 17 percent to $686.0 million, as compared to net sales of $585.7 million reported for the nine months ended September 30, 2006. Net sales for the nine months ended September 30, 2007 include net sales of approximately $110.2 million from the acquisition of ITML and approximately $22.4 million from the SASNA purchase. Net sales from continuing operations, excluding the acquisitions, decreased by approximately $32.3 million for the nine months ended September 30, 2007 as compared to the same period of 2006, primarily due to the impact of the soft market conditions.

Income before taxes from continuing operations for the nine months ended September 30, 2007 was $29.6 million as compared to $34.4 million for the nine months ended September 30, 2006. The $4.8 million decrease in income before taxes from continuing operations for the 2007 nine-month period was primarily the result of: 1) restructuring and severance expenses and the impact of purchase accounting adjustments aggregating approximately $7.6 million, 2) foreign currency transaction losses of approximately $4.7 million related to the increased strength of Canadian currency compared with U.S. currency and 3) expenses of approximately $3.3 million related to the merger transaction. The impact of these special items, combined with lower volumes due to softness in the markets as discussed throughout the year, offset the Company's gains from strategic selling, pricing, cost control and streamlining initiatives aimed at improving long-term growth.

Income from continuing operations for the nine months ended September 30, 2007 was $18.7 million, or $0.53 per basic and diluted common share, as compared to $21.4 million, or $0.61 per basic and diluted common share, in the same period of 2006.

Business Segment Results: Continuing Operations for the Third Quarter and Nine Months Ended September 30, 2007

Lawn and Garden Segment
In the Lawn and Garden Segment, net sales for the third quarter of 2007 were $58.9 million, an increase of 88 percent as compared to $31.4 million in the third quarter of 2006. For the nine months ended September 30, 2007, net sales were $224.9 million, an increase of 88 percent as compared to $119.7 million for the nine months ended September 30, 2006. Net sales for the third quarter and nine months ended September 30, 2007 include net sales of approximately $29.5 million and $110.2 million, respectively, from the acquisition of ITML. Overall sales performance in the 2007 third quarter continued to be affected by changing dynamics in certain markets, including timing shifts in retailers buying from growers and the resulting adjustment in plant material inventories by growers to minimize their product losses at retail. Sales volumes were further impacted during the quarter due extreme heat and drought conditions across the Southeastern and Western United States and price competition in certain markets.

The loss before taxes in the Lawn and Garden Segment for the third quarter of 2007 was $4.7 million as compared to loss before taxes of $2.0 million in the third quarter of 2006. This loss was the result of the foreign currency transaction losses of $1.3 million, as well as restructuring charges and the impact of ITML purchase accounting adjustments totaling $1.4 million. Pricing to recover higher raw material costs, ongoing productivity initiatives and cost controls could not offset these two factors. For the nine months ended September 30, 2007, income before taxes was $5.2 million as compared to $6.9 million for the nine months ended September 30, 2006. However, this decline in profitability was the result of the $4.7 million in foreign currency transaction losses and $3.4 million of restructuring and purchase accounting charges.

As was indicated in the 2007 first quarter news release, the horticulture/floriculture marketplace will continue to rebalance itself throughout the year. The Company is in a strong position to deploy its resources in the Lawn and Garden Segment to meet the industry's growth needs.

North American Material Handling Segment
In the North American Material Handling Segment, net sales for the third quarter of 2007 were $66.8 million, an increase of 12 percent as compared to $59.8 million in the third quarter of 2006. For the nine months ended September 30, 2007, net sales were $196.9 million, an increase of 8 percent as compared to $181.9 million for the nine months ended September 30, 2006. Net sales for the third quarter and nine months ended September 30, 2007 include net sales of approximately $8.0 million and $22.4 million, respectively, from the SASNA asset purchase. Net sales in the 2007 third quarter benefited from: a favorable product mix of reusable container systems across diverse end-user markets, particularly in the agriculture sector; the integration of new SASNA bulk container products; a strong mix of storage and organization systems through industrial catalog distributor channels; and pricing to offset higher raw material costs. These factors helped to offset third quarter softness in industrial and manufacturing market niches, including a slowdown in new platform launches in automotive, which postponed customer conversions and expansions to reusable container programs.

Income before taxes in the North American Material Handling Segment for the third quarter of 2007 was $9.2 million, an increase of 24 percent as compared to $7.4 million for the third quarter of 2006. For the nine months ended September 30, 2007, income before taxes was $31.2 million, an increase of 29 percent as compared to $24.2 million for the nine months ended September 30, 2006. The key factors influencing 2007 third quarter profitability include product mix, selling price improvements and productivity gains, all of which helped to offset the impact of higher raw material costs and $0.9 million of restructuring expenses in the quarter, as well as decreased absorption of overhead costs as SASNA equipment and molds were being integrated into several of the Company's facilities. Over the nine-month period of 2007, pricing, favorable product mix and productivity gains were the key factors to offset the negative impact of $3.6 million in restructuring and severance expenses related to previously announced plant consolidation actions.

Distribution Segment
In the Distribution Segment, net sales for the third quarter of 2007 were $52.2 million, an increase of 3 percent as compared to $50.7 million in the third quarter of 2006. For the nine months ended September 30, 2007, net sales were $149.2 million as compared to $147.4 million for the nine months ended September 30, 2006. Tire dealer, commercial fleet and auto dealer markets continued to be areas of growth opportunity. Sales performance in the 2007 third quarter was up despite the softness in tire service and retread markets; purchase delays from customers; higher fuel prices; and the downturn in new housing construction, which impacts repair demand for heavy equipment tires.

Income before taxes in the Distribution Segment for the third quarter of 2007 was $5.7 million, essentially unchanged as compared to $5.8 million in the third quarter of 2006. For the nine months ended September

30, 2007, income before taxes was $15.7 million, a decrease of 2 percent as compared to $16.1 million for the nine months ended September 30, 2006.

Automotive and Custom Segment
In the Automotive and Custom Segment, net sales for the third quarter of 2007 were $41.6 million, a decrease of 16 percent as compared to $49.8 million in the third quarter of 2006. For the nine months ended September 30, 2007, net sales were $131.3 million, a decrease of 15 percent as compared to $154.5 million for the nine months ended September 30, 2006. During the 2007 third quarter, the automotive and heavy truck markets remained slow, as expected, and the downturn in the new housing construction market impacted sales of rubber and plastic components in the heavy equipment and waterworks markets. These factors were partially offset by gains made in niches of the agriculture vehicle, recreational vehicle, and recreational marine markets -- all part of the Company's ongoing strategy to selectively compete in the automotive sector and to target niche markets and customers with higher-value, custom product offerings.

Income before taxes in the Automotive and Custom Segment for the third quarter of 2007 was $1.9 million, a decrease of 44 percent as compared to $3.4 million in the third quarter of 2006. For the nine months ended September 30, 2007, income before taxes was $7.6 million, a decrease of 37 percent as compared to $12.0 million for the nine months ended September 30, 2006. Despite continued gains made with pricing, expense control and synergy programs within the segment, profitability for both the 2007 third quarter and nine months was off due to the impact of reduced volume on capacity utilization and manufacturing costs. In addition, restructuring expenses of $0.6 million were incurred in the nine-month period ended September 30, 2007.

Raw Material Prices
During the third quarter ended September 30, 2007, prices for high-density polyethylene (HDPE) resin were approximately 10 percent higher on average from the second quarter of 2007, and approximately 20 percent higher on average from the beginning of the year. Prices for polypropylene (PP) resin were approximately 5 percent higher on average from the second quarter of 2007, and approximately 10 percent higher on average from the beginning of the year.

Gross Profit
Gross profit as a percentage of net sales declined to 24.2 percent in the third quarter of 2007 compared to 25.3 percent in the third quarter of 2006, primarily the result of the restructuring expenses related to the closing of several manufacturing facilities, the impact of purchase accounting adjustments related to ITML aggregating $2.0 million and increased raw material costs. For the nine-month period ended September 30, 2007, gross profit as a percentage of net sales was 26.7 percent compared to 26.6 percent in the same period of 2006, which reflects maintenance of strategic selling prices, favorable product mix and productivity gains to offset the impact of restructuring expenses and purchase accounting adjustments on ITML and SASNA inventories totaling $6.6 million in the aggregate.

Selling, General and Administrative (SG&A) Expenses
SG&A expenses for the third quarter ended September 30, 2007 increased $9.3 million or 26 percent to $45.4 million compared to $36.1 million in the third quarter of 2006. The increase was primarily the result of the acquisition of ITML which accounted for $8.1 million of SG&A expenses in the third quarter of 2007, including foreign currency transaction losses of $1.3 million and $0.3 million related to amortization of purchase accounting intangible assets. In addition, the third quarter of 2007 included $1.1 million of costs related to the Company's pending merger transaction.

For the nine-month period, 2007 SG&A expenses increased $32.7 million or 30 percent to $141.9 million compared to $109.2 million in the same period of 2006. The increase in current year expense was primarily the result of the acquisition of ITML which accounted for $24.9 million of SG&A expenses in 2007, including foreign currency transaction losses of $4.7 million. In addition, expenses in the nine-month period ended September 30, 2007 include $3.3 million of costs related to the Company's pending merger transaction.

The Company will continue to implement productivity, streamlining and expense control programs throughout its segments to ensure the best deployment of resources for meeting customer requirements and long-term growth initiatives.

Capital Expenditures, Cash Flow and Total Debt
Capital expenditures for the nine months ended September 30, 2007 were $12.7 million. Capital expenditures are anticipated to be in the range of $15.0 - $20.0 million for the year, as the Company remains focused on disciplined investments to build on the strengths of its business segments.

Cash provided by operating activities from continuing operations was $67.2 million for the nine months ended September 30, 2007, as compared to $37.8 million for the same period in 2006. The increase of $29.4 million in cash provided by operating activities was primarily the result of cash provided by working capital of $20.3 million for the nine months ended September 30, 2007, compared with cash used for working capital of $5.5 million for the same period in 2006.

Total debt at September 30, 2007 was $226.9 million as compared to $201.5 million at December 31, 2006. The increase primarily reflects the ITML and SASNA acquisitions.

Summary and Outlook
Results in the Company's 2007 third quarter were mixed but expected, as seasonality, softness across several markets and increasing resin prices combined to constrain benefits from improvements made through product mix, pricing, strategic selling, acquisition integration and synergy programs throughout the business segments. The Company is cautiously optimistic in its outlook for the remainder of 2007 and moving into 2008, given the market conditions as discussed above. However, within its key business segments the Company remains focused on its strategic business plan and growth activities to further insulate against shifts in the markets and macro-economic conditions. These activities include new product development, expansion into value-driven niche markets, customer satisfaction and improved cost structures through streamlining and productivity enhancements. Management believes that attention to these actions and other initiatives will continue to position Myers Industries for sustainable, profitable growth.

Merger Transaction with GS Capital Partners: Update
The Company's acquisition by GS Capital Partners is expected to close in the fourth quarter of 2007, but no later than December 15, 2007, as provided for in the Agreement and Plan of Merger. Both parties continue to work together in preparation for closing of the transaction.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Myers Industries had net sales from continuing operations of $780.0 million in 2006. Visit www.myersind.com to learn more.

Myers Industries, Inc.
TABLE 1: UNAUDITED CONDENSED STATEMENTS OF INCOME

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net Sales	$213,920,711	$185,838,030	$686,012,813	$585,654,483

Cost of Sales	162,134,392	138,818,264	502,633,129	429,868,029

Gross Profit	51,786,319	47,019,766	183,379,684	155,786,454

Selling, General and Administrative Expenses	45,356,323	36,100,274	141,882,614	109,195,571

Operating Income	6,429,996	10,919,492	41,497,070	46,590,883

Interest Expense, Net	3,945,119	4,022,429	11,932,476	12,173,246

Income from Continuing Operations Before Income Taxes	2,484,877	6,897,063	29,564,594	34,417,637

Income Taxes	980,000	2,662,960	10,809,000	13,038,470

Income from Continuing Operations	1,504,877	4,234,103	18,755,594	21,379,167

Income (Loss) from Discontinued Operations, Net of Tax	-0-	1,822,327	17,787,645	(104,503,385)

Net Income (Loss)	$1,504,877	$6,056,430	$36,543,239	$(83,124,218)

Income (Loss) per Common Share
Basic
Continuing Operations	$0.04	$0.12	$0.53	$0.61
Discontinued Operations	0.00	0.05	0.51	(2.99)

Net income (Loss)	$0.04	$0.17	$1.04	$(2.38)

Weighted Average Common Shares Outstanding - Basic	35,158,180	35,013,015	35,129,077	34,952,119

Diluted
Continuing Operations	$0.04	$0.12	$0.53	$0.61
Discontinued Operations	0.00	0.05	0.50	(2.98)

Net Income (Loss)	$0.04	$0.17	$1.04	$(2.37)

Weighted Average Common Shares Outstanding - Diluted	35,307,676	35,144,174	35,248,554	35,075,911

About the Third Quarter 2007 Financial Results: The data herein is unaudited and reflects our current best estimates and may be revised as a result of management's further review of our results for the quarter ended September 30, 2007. During the course of the preparation of our final consolidated financial statements and related notes, we may identify items that would require us to make material adjustments to the preliminary financial information presented above.

Caution on Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking." Words such as "expect," "believe," "project," "plan," "anticipate," "intend," "objective," "goal," "view," and similar expressions identify forward-looking statements. These statements are based on management's current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company's control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company's ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company's 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.